 Exhibit 99.1

PRESS RELEASE

electronic cigarettes international group reports SECOND Quarter 2015 Financial Results

GRAND RAPIDS, MICHIGAN, August 10, 2015 - Electronic Cigarettes International Group, Ltd. (The “Company”) (OTCBB: ECIG), a global marketer and distributor of electronic cigarettes and vapor products whose brands include FIN, Vapestick, Victory, VIP, and others, today announced financial results for the second quarter and six months ended June 30, 2015.

Second Quarter Financial Review

•	Net sales were $12.0 million, an increase of $0.7 million, or 6%, compared with $11.3 million in the second quarter of 2014. The increase in net sales was primarily attributable to $1.6 million of net sales from the Global E-Commerce division, which was acquired in July 2014. Net sales in the second quarter of 2015 were reduced by $900,000 due to the negative impact of foreign currency exchange. On a constant currency basis, second quarter 2015 net sales increased by 14% year-over-year and 16% sequentially.

•	Net income for the second quarter of 2015 was $42.8 million, or $0.24 per diluted share, compared with a net loss of $0.4 million, or a loss of $0.07 per diluted share, in the second quarter of 2014. The net income for the second quarter of 2015 includes non-operating income of $50.7 million, substantially all of which was noncash.

•	Adjusted EBITDA was negative $1.2 million compared to adjusted EBITDA for the second quarter of 2014 of negative $5.3 million, an improvement of $4.1 million.

Year-to-Date Financial Review For The Six Months Ended June 30, 2015

•	Net sales for the first half of 2015 were $23.1 million, an increase of $7.7 million, or 50%, compared with $15.4 million in the same period of 2014.

•	Net income was negative $24.7 million in the first half of 2015, or negative $0.61 per diluted share, compared with a net loss of $84.5 million, or a loss of $18.47 per diluted share, in the same period of 2014. The net loss for the first half of 2015 includes non-operating income of $0.3 million, substantially all of which was noncash.

PRESS RELEASE

•	Adjusted EBITDA was negative $5.9 million compared to adjusted EBITDA for the second quarter of 2014 of negative $8.2 million, an improvement of $2.3 million.

•	As of June 30, 2015, the Company had $1.9 million of cash and equivalents, and $2.6 million of borrowing availability under a new revolving loan agreement.

“Strengthening the balance sheet was our primary objective during much of the first half of 2015,” said Phil Anderson, Chief Financial Officer of Electronic Cigarettes International Group, Ltd. “Through a series of financings we secured an aggregate of $47 million in capital, which allowed ECIG to pay off preexisting toxic convertible debt, retire short-term loans, and pay down the VIP promissory note by $8 million. Meanwhile, we restructured $19 million of senior secured notes to reduce the interest rate and extend the maturity date by 18 months. We also successfully closed a revolving loan agreement to help fund our inventory purchases. ”

Dan O’Neill, Chief Executive Officer of Electronic Cigarettes International Group, Ltd, commented, “The overall improvements in the balance sheet and the number of accomplishments in such a short period of time has allowed us to initiate steps toward our vision, which is to become the most profitable independent electronic cigarette company in the world delivering profitable growth to enhance shareholder value. We have come a long way and have the plans, partners, players and brands to begin to move toward this goal.”

PRESS RELEASE

About Electronic Cigarettes International Group, Ltd. (ECIG)

Electronic Cigarettes International Group, Ltd. is an independent marketer and distributor of vaping products and electronic cigarettes. Our objective is to become a leader in the rapidly growing, global electronic cigarette and vaping (“e-cigarette”) segment of the broader nicotine related products industry including traditional tobacco. E-cigarettes are battery-powered products that simulate tobacco smoking through inhalation of nicotine vapor without the fire, flame, tobacco, tar, carbon monoxide, ash, stub, smell and other chemicals found in traditional combustible cigarettes. According to Euromonitor International, the global tobacco industry represents a $783 billion market worldwide including an estimated 1.3 billion smokers globally. The global e-cigarette market is expected to grow to $51 billion, or a 4% share of the worldwide tobacco market, by 2030. The growth is forecast to come at the expense of traditional tobacco, not from new smokers entering the category. Numerous research studies and publications have recognized that e-cigarettes are the preferred method for smokers to quit, and the most effective.

We accommodate the various product preferences of e-cigarette users by offering a comprehensive set of products, including disposables, rechargeables, tanks, starter kits, e-liquids, open and closed-end vaping systems and accessories. Our products consist of durable components and nicotine liquids that undergo rigorous quality testing during production. We market our products through what we believe is one of the most extensive brand portfolios in the e-cigarette industry. Our global brand portfolio includes the FIN, VIP, VAPESTICK and VICTORY brands. We believe that this combination of product breadth and quality, combined with our effective brand strategy, resonates strongly with adult consumers who associate our products with ease of use, quality, reliability and great taste.

The Company’s website is www.ecig.co.

PRESS RELEASE

Safe Harbor Disclosure

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statement reflecting management's current expectations regarding future results of operations, economic performance, financial condition and achievements of ECIG, including statements regarding ECIG’s expectation to see continued growth. The forward-looking statements are based on the assumption that operating performance and results will continue to materialize consistent with the results management reasonably expects will occur assuming the successful execution of the Company’s current strategic plans. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Forward-looking statements, specifically those concerning future performance are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties include: ECIG’s reliance on additional financing, ECIG’s profitability and financial health, risks associated with ECIG’s products, including that they may pose a health risk; governmental regulations may impact ECIG’s business; the market or consumers may not accept ECIG’s products; ECIG relies on a single class of products; existing or pending patents may affect ECIG’s business; and other factors disclosed in the Company's filings with the Securities and Exchange Commission. Unless required by applicable law, ECIG undertakes no obligation to update or revise any forward-looking statements.

For investor inquiries please contact:

The Piacente Group, Inc.
Don Markley, 212-481-2050

ecig@thepiacentegroup.com

www.ecig.co

Follow us on social media:

Facebook: @Electronic Cigarettes International Group, Ltd.

Twitter: @ECIGCorporate

- Tables to Follow -

PRESS RELEASE

Electronic Cigarettes International Group, Ltd.

Unaudited Condensed Consolidated Balance Sheets

(Dollars in Thousands, Except Per Share Amounts)

	June 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and equivalents	$1,880	$2,099
Accounts receivable, net of allowance for bad debts of $307 and $262, respectively	3,165	4,091
Inventories	4,699	6,651
Prepaid expenses and other	4,930	5,790

Total current assets	14,674	18,631

Other assets:
Goodwill	56,978	56,658
Identifiable intangible assets, net	50,272	54,693
Property and equipment, net	2,076	1,849
Debt issuance costs	225	—

Total assets	$124,225	$131,831

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of debt financing	$7,649	$58,321
Accounts payable	9,916	10,599
Accrued interest and other	6,838	8,391
Earnout payable under VIP acquisition agreement	—	5,000
Current portion of warrant and derivative liabilities	1,809	82,426

Total current liabilities	26,212	164,737

Long-term liabilities:
Debt financing, net of current maturities	69,445	—
Warrant and derivative liabilities, net of current portion	65,625	81,563
Deferred income taxes	5,002	5,413

Total liabilities	166,284	251,713

Stockholders’ deficit:
Common stock, par value $0.001 per share; 300,000,000 shares authorized; 70,482,486 and 12,051,762 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	70	12
Additional paid-in capital	386,816	284,328
Accumulated deficit	(427,587)	(402,868)
Accumulated other comprehensive loss	(1,358)	(1,354)

Total stockholders’ deficit	(42,059)	(119,882)

Total liabilities and stockholders’ deficit	$124,225	$131,831

PRESS RELEASE

Electronic Cigarettes International Group, Ltd.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended June 30:		Six Months Ended June 30:
	2015	2014	2015	2014

Net sales	$12,013	$11,288	$23,104	$15,426
Cost of goods sold	5,778	4,437	11,051	7,219

Gross profit	6,235	6,851	12,053	8,207

Operating expenses:
Selling, general and administrative expenses:
Marketing and selling expenses	2,291	5,136	6,315	6,243
Compensation and benefits:
Salaries, wages and benefits	2,736	1,391	5,221	1,996
Stock-based compensation	2,418	44	12,296	89
Professional fees and administrative expenses	3,498	5,603	7,510	8,133
Depreciation and amortization	2,328	3,411	4,624	3,386
Severance	651	—	651	—
Offering expenses	—	1,400	—	4,524
Acquisition expenses	—	6,000	—	6,000
Related party advisory agreement	—	3,341	—	53,505
Loss on impairment of goodwill	—	8,966	—	8,966

Total operating expenses	13,922	35,292	36,617	92,842

Loss from operations	(7,687)	(28,441)	(24,564)	(84,635)

Other income (expense):
Warrant fair value adjustment	87,251	8,669	80,261	12,457
Derivative fair value adjustment	30,327	319	60,254	4,213
Loss on extinguishment of debt	(70,228)	—	(70,356)	—
Gain on extinguishment of warrants	17,382	—	49,782	—
Debt financing inducement expense	—	—	(66,434)	(29,216)
Interest expense, net	(14,066)	(5,451)	(53,218)	(11,847)
Total other income (expense), net	50,666	3,537	289	(24,393)
Income (loss) before income tax benefit (expense)	42,979	(24,904)	(24,275)	(109,028)

Income tax benefit (expense)	(195)	24,537	(444)	24,537

Net income (loss)	$42,784	$(367)	$(24,719)	$(84,491)

Net income (loss) per common share:
Basic	$0.69	$(0.07)	$(0.61)	$(18.47)
Diluted	$0.24	$(0.07)	$(0.61)	$(18.47)

Weighted average number of shares outstanding:
Basic	61,696,000	4,900,000	40,527,000	4,574,000
Diluted	180,253,000	4,900,000	40,527,000	4,574,000

PRESS RELEASE

Non-GAAP Financial Measures- EBITDA and Adjusted EBITDA

We define EBITDA as net income (loss), as determined under GAAP, plus interest expense, income taxes, depreciation and amortization expense. We define Adjusted EBITDA as EBITDA plus expenses incurred under a related party advisory agreement, stock-based compensation expense, severance and retention costs, professional fees related to the restructuring of debt agreements, offering expenses, acquisition expense, losses on sale of assets, impairment of long-lived assets and debt financing inducement expense; and by subtracting gains from warrant and derivative fair value adjustments, gains from extinguishment of warrants and debt, and gains on sale of assets. These further adjustments eliminate the impact of items that we do not consider indicative of our core operating performance. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we expect to incur expenses that are the same as or similar to many of the adjustments in this presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present EBITDA and Adjusted EBITDA because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. EBITDA and Adjusted EBITDA have limitations as an analytical tool. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements, for capital expenditures, contractual commitments or working capital needs;
•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;
•	Similarly, while impairment of long-lived assets is a non-cash expense, recognition of the impairment charge may have a significant impact on the value of our common stock;
•	Adjusted EBITDA excludes expenses under our related party advisory agreement, stock-based compensation arrangements, excess embedded derivative inducements, changes in the fair value of warrant and derivative instruments, and gains and losses from the extinguishment of debt. While these are noncash gains and losses, their exclusion ignores the significant dilutive impact to our common stockholders as represented by the underlying transactions that gave rise to these excluded gains and losses;
•	EBITDA and Adjusted EBITDA do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and
•	Other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

PRESS RELEASE

We compensate for these limitations by considering the economic effect of the excluded expense items independently as well as in connection with our analysis of net income (loss). EBITDA and Adjusted EBITDA should be considered in addition to, but not as a substitute for, any measure of financial performance reported in accordance with GAAP, such as total revenues, income from operations, and net income (loss). The following table presents a reconciliation of net loss to EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2015 and 2014 (dollars in thousands):

	Three Months Ended June 30:		Six Months Ended June 30:
	2015	2014	2015	2014

Net income (loss)	$42,784	$(367)	$(24,719)	$(84,491)
Interest expense	14,066	5,451	53,218	11,847
Depreciation and amortization	2,328	3,411	4,624	3,386
Income tax expense (benefit)	195	(24,537)	444	(24,537)

EBITDA	59,373	(16,042)	33,567	(93,795)
Related party advisory agreement	—	3,341	—	53,505
Stock-based compensation	2,418	44	12,296	89
Severance expense	651	—	651	—
Retention bonus	310	—	310	—
Professional fees related to restructuring of debt agreements	746	—	746	—
Offering expenses	—	1,400	—	4,524
Acquisition expenses	—	6,000	—	6,000
Loss on impairment of goodwill	—	8,966	—	8,966
Debt financing inducement expense	—	—	66,434	29,216
Warrant fair value adjustment	(87,251)	(8,669)	(80,261)	(12,457)
Derivative fair value adjustment	(30,327)	(319)	(60,254)	(4,213)
Loss on extinguishment of debt	70,228	—	70,356	—
Gain on extinguishment of warrants	(17,382)	—	(49,782)	—

Adjusted EBITDA	$(1,234)	$(5,279)	$(5,937)	$(8,165)